FREE WRITING PROSPECTUS Dated June 8, 2011	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-09

ALLY AUTO RECEIVABLES TRUST 2011-3

Issuing Entity

$1,001,040,000 Asset Backed Notes, Class A

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY FINANCIAL INC.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated June 8, 2011 and a prospectus dated June 6, 2011, which describe the Class A Notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class A Notes.

Ratings

We will not issue the notes offered by the prospectus supplement and the prospectus unless:

•

the Class A Notes, other than the Class A-1 Notes, are rated in the highest rating category for long-term (AAAsf/Aaa (sf)) obligations by Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”), and

•	the Class A-1 Notes are rated in the highest rating category for short-term (F1+sf/P-1 (sf)) obligations by Fitch and Moody’s.

Other Fees and Expenses

The following table describes the compensation payable to Fitch and Moody’s for providing an initial rating and five years of surveillance of the notes.

Fitch Fee	$260,710

Moody’s Fee	$192,500

BofA Merrill Lynch	Credit Agricole Securities			RBS
Credit Suisse	Lloyds Bank Corporate Markets	Mizuho Securities	PNC Capital Markets LLC	SOCIETE GENERALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 884-2071 or emailing offeringmaterials@rbs.com.